OPTION AND JOINT VENTURE EXPLORATION AGREEMENT

THIS AGREEMENT made the 8th day of June, 2012 (the “Effective Date”).

BETWEEN:

MAVERICK MINERALS CORPORATION, a company incorporated
pursuant to the laws of the State of Nevada having an office at Suite 700
– 220 Bay Street, Toronto, Ontario M5J 2W4

(“Maverick”)

     OF THE FIRST PART

AND:

ENERGOLD MINERALS INC., a company incorporated pursuant to
the federal laws of Canada having an office at Suite 700 – 220 Bay
Street, Toronto, Ontario M5J 2W4

(“Energold”)

OF THE SECOND PART

WHEREAS:

A. Energold has represented to Maverick that it holds a 100% of the undivided right, title and interest in and to the Jarvis Island Property located in the Thunder Bay District in the Province of Ontario as more particularly described at Schedule “A” (the “Property”) free and clear of all encumbrances;

B. The Property was previously owned by other mining companies and is believed to have mineral potential for the production of barite; and

C. Based on the significance of the Property History, Energold wishes to grant and Maverick wishes to acquire the right to earn up to an aggregate 51% interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions

For the purposes hereof the following words and phrases shall have the following meanings:

(a)	“1933 Act” means the United States of America Securities Act of 1933, as amended from time to time;

(b)	“Act” means the Securities Act (Ontario) and the rules and regulations promulgated thereunder, all as amended from time to time;

(c)	“Agreement” means this Agreement, as amended from time to time;

(d)

“Business Day” means a day other than a Saturday, Sunday, statutory holiday in the Province of British Columbia or any day on which chartered banks in the City of Vancouver, British Columbia are not open for business during normal business hours;

(e)

“Feasibility Study” has the meaning ascribed to this term by the Canadian Institute of Mining, Metallurgy and Petroleum as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as amended;;

(f)

“First Option” means the sole, exclusive and irrevocable right and option granted by Energold to Maverick hereunder to acquire an undivided 30% legal and beneficial interest in and to the Property, as more particularly described in Section 2.1;

(g)	“First Option Period” means the period commencing on the Effective Date and ending on the date that the First Option is exercised, subject to earlier termination of this Agreement;

(h)	“Option Period” means, collectively, the First Option Period and the Second Option Period;

(i)	“Options” means, collectively, the First Option and Second Option;

(j)	“Regulation S” means Regulation S promulgated under the 1933 Act;

(k)	“SEC” means the United States of America Securities and Exchange Commission;

(l)

“Second Option” means the sole, exclusive and irrevocable right and option granted by Energold to Maverick hereunder to acquire an undivided further 21% legal and beneficial interest in and to the Property such that Maverick would hold an aggregate 51% legal and beneficial interest in and to the Property, as more particularly described in Section 2.3 of this Agreement;

(m)

“Second Option Period” means the period commencing on the date immediately after the date the First Option is exercised and ending on the date that the Second Option is exercised, subject to earlier termination of this Agreement;

(n)	“Shares” means the common shares in the capital of Maverick; and

(o)	“U.S. Person” has the meaning ascribed to that term in Regulation S.

1.2	Entire Agreement, Modification and Waiver

This Agreement, together with any and all agreement, document and other instruments to be delivered pursuant hereto or simultaneously herewith constitutes the entire agreement among Energold and Maverick pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the parties hereto relating to the Property and there are no representations, warranties, covenants or other agreements among the parties hereto in connection with the subject matter hereof except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.3	Headings

The Articles, Sections and other headings contained herein are included solely for convenience, are not intended to be full or accurate description of the content of this Agreement and shall not be considered part of this Agreement.

1.4	Currency

Unless otherwise indicated, all dollar amounts contained in this Agreement are and shall be construed to be in dollars in the lawful currency of Canada.

1.5	Schedules

The following Schedules are attached to Agreement are an integral part of this Agreement:

Schedule “A” – Property Description

ARTICLE 2 – GRANTING AND EXERCISE OF OPTIONS

2.1	Grant and Exercise of First Option

Energold hereby grants Maverick the First Option, to be exercisable by Maverick:

(a)	issuing to Energold 200,000 Shares and delivering the certificates representing such Shares to Energold as follows:

	(i)	100,000 Shares on or before the date that is twenty-one (21) days after the Effective Date (the “First Share Issuance”), and

	(ii)	100,000 Shares on or before September 15, 2013 (the “Second Share Issuance”); and

(b)	incurring a total of $200,000 in exploration expenditures on the Property as follows:

	(i)	$100,000 in exploration expenditures to be incurred on or before September 15, 2013 (the “First Expenditures”), and

	(ii)	$100,000 in exploration expenditures to be incurred on or before September 15, 2014 (the “Second Expenditures”).

2.2	First Option Obligations

Maverick is not obligated to exercise the First Option or fulfill any of its obligations under section 2.1, except for the obligation to complete the First Share Issuance. The First Share Issuance is a firm commitment of Maverick and is required to be completed irrespective of whether Maverick decides to exercise the First Option.

2.3	Grant and Exercise of Second Option

Energold hereby grants Maverick the Second Option, to be exercisable, following exercise of the First Option, by Maverick:

(a)	issuing to Energold 200,000 Shares and delivering the certificate representing such Shares to Energold on or before September 15, 2015 (the “Third Share Issuance”), and

(b)	incurring an additional $200,000 in exploration expenditures on the Property on or before the date that is the fifth (5th) anniversary of the Effective Date (the “Third Expenditures”).

2.4	Second Option Obligations

Maverick is not obligated to exercise the Second Option or fulfill any of its obligations under section 2.3.

2.5	Vesting of Property

(a)

Upon satisfaction of the conditions set out in Section 2.1 (which, for greater certainty, totals share issuances of 200,000 Shares and exploration expenditures of $200,000), the First Option will be deemed to be exercised, and a 30% beneficial right, title and interest in the Property will automatically vest in Maverick, free and clear of all encumbrances.

(b)

Upon satisfaction of the condition set out in Section 2.3 (which, for greater certainty, totals share issuances of 200,000 Shares and cash payments of $200,000), the Second Option will be deemed to be exercised, and an additional 21% undivided beneficial right, title and interest in the Property (for a total 51% interest) will automatically vest in Maverick, free and clear of all encumbrances.

(c) The parties acknowledge and agree that registered ownership of the Property will remain in the name of Energold, unless otherwise agreed to by the parties in writing.

2.6	Exploration Expenditures

(a)

Exploration expenditures shall be deemed to have been incurred by Maverick when Maverick has expended funds or has received good or services from third parties for which Maverick has obligation to make payment, whether or not payment has been made. A certificate of an officer of Maverick setting forth the exploration expenditures incurred by Maverick in reasonable detail shall be prima facie evidence of the same.

(b)

Exploration expenditures incurred by Maverick exceeding the amount of exploration expenditures required to be incurred within any period shall be carried forward to the succeeding period and qualify as exploration expenditures for such succeeding period.

(c)

If the exploration expenditures incurred are less than the amount of the exploration expenditures required to be incurred in any period, Maverick may, at its option, pay the deficiency to Energold, in cash, within sixty (60) days after the end of such period in order to maintain the Options. Any such payment of cash in lieu shall be deemed to be exploration expenditures incurred on the Property on or before the relevant date.

(d)

If Maverick reasonably believes that it has incurred the exploration expenditures required to be incurred by Maverick in any period in order to maintain the Options, but it is subsequently determined upon the examination or audit by any party (for which such party shall have free access to all relevant information) that such exploration expenditures were not incurred within such period, Maverick shall not lose any of its rights hereunder and the Options shall not terminate, provided that Maverick pays to Energold such deficiency in exploration expenditures within thirty (30) days following such determination (if determined by Maverick) or within thirty (30) days following notice to Maverick of such deficiency (if determined by Energold), and the payment of such deficiency in exploration expenditures shall be deemed to be exploration expenditures incurred by Maverick for the purposes of this Agreement.

ARTICLE 3 – RIGHTS AND OBLIGATIONS DURING OPTION PERIOD

3.1	Right of Entry

Throughout the Option Period, the directors and officers of Maverick and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)

to the extent that Maverick in its sole discretion may consider advisable, explore, examine, prospect, investigate, map, survey, mine, develop and carry out commercial production on the Property or any part or parts thereof;

(d)	extract, remove and treat rock, earth, ore and minerals therefrom;

(e)	dump and store materials and waste materials thereon or therein;

(f)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as Maverick may deem advisable;

(g)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests; and

(h)	mine, remove and sell for its own benefit any and all ores, minerals and ore products obtained from the Property.

3.2	Drill Cores

Maverick shall have custody, possession and control of all drill cores during the Option Period and upon the termination of this Agreement shall deliver up to Energold all such drill cores, together with all assays, geological information, models, maps and reports made prepared or taken in connection with the work conducted, or to be conducted, on the Property pursuant to the terms of this Agreement.

3.3	Management Committee

Decisions regarding exploration and development of the Property shall be determined by a committee (the “Management Committee”) comprised of three (3) people. During the Option Period, the Management Committee shall be comprised of two (2) members who are representatives of Energold and one (1) member who is a representative of Maverick. Subject to Article 8, following exercise of the Second Option, the Management Committee shall be comprised of two (2) members who are representatives of Maverick and one (1) member who is a representative of Energold. Decisions of the Management Committee will be made by a simple majority vote. The Management Committee will have the authority to establish its own rule son how meetings of the Management Committee will be called and conducted.

3.4	Operatorship

During the Option Period, Maverick shall act as operator of the Property (the “Operator”) and, subject to the direction and control of the Management Committee, shall:

(a)	maintain the Property in good standing, including without limitation:

(i) the payment of annual lease fees and maintenance costs,

(ii) completion of any assessment work, and

(iii) filing of all standard reports required to maintain all mining claims in good standing forthwith after completion of any work;

(b)	be responsible for all work permits, environmental compliance, payment of contractors, insurance and other matters relating to work carried out on the Property;

(c)	indemnify and save harmless Energold against any problems or liability with respect to the matters referred to in paragraph 3.4(a);

(d)	carry out all work on the Property in accordance with good mining practice and in compliance with the applicable laws of the Province of Ontario; and

(e)	supply Energold with a copy of all geological data, reports or other information obtained during the course of the work program on a regular basis.

3.5	Management Fees

As Operator, Maverick shall be entitled to charge the following fees which shall qualify as expenditures:

(a)	management fees in an amount up to 10% on general exploration expenditures; and

(b)	other fees in an amount up to 5% on drilling or other major contract costs.

All HST, input Tax Credits for monies expended during the Option Period, and any other tax credits relating to work done on the Property during the Option Period shall be for the account of Maverick.

3.6	Work Programs During Option Period

During the Option Period, Maverick shall provide to and review its exploration and development plans with Energold and Energold shall be provided an opportunity to comment and provide input with respect to prospective exploration and development programs.

3.7	Technical Services Agreement with Energold

The parties agree to enter into a Technical Services Consulting Agreement pursuant to which Energold shall agree to, from time to time as required by Maverick, provide services as an independent contractor to Maverick in connection with the Property.

ARTICLE 4 – TERMINATION OF OPTIONS

4.1	Termination of Options

The Options will terminate and Maverick will have no further interest in the Property if the First Share Issuance and First Expenditures have not been completed on or before September 15, 2013. If the Options are terminated pursuant to this section 4.1, Maverick shall not be obligated to complete any share issuance or exploration commitments under section 2.1 or 2.3, other than the obligation to complete the First Share Issuance, and Maverick will have no further interest in the Property.

4.2	Termination of Second Option

The Second Option will terminate if the Third Share Issuance and the Third Expenditures are not completed on or before September 15, 2015. If the Second Option is terminated pursuant to this section 4.2, Maverick shall not be obligated to complete any share issuance or exploration commitments under section 2.3, and Maverick will have no further interest in the Second Option. Maverick’s interest in the Property will be limited to the 30% undivided interest in and to the Property earned on exercise of the First Option and any other interests of Maverick provided for under this Agreement other than the Second Option.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES

5.1	Mutual Representations and Warranties

Each of Maverick and Energold represents and warrants to the other party that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to the filing of annual reports under the laws of the jurisdiction of its incorporation or organization and is or will be qualified to do business in the jurisdiction in which the Property is located and to hold an interest in the Property;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out an perform all of its obligations and duties hereunder;

(c)

it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a part or by which it is bound or to which it may be subject and will not contravene any applicable laws; and

(d)	this Agreement constitutes a legal, valid and binding obligation of it except:

(i)

as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally, and

(ii)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2	Representations and Warranties of Energold

Energold represents and warrants to Maverick that: To the best of its information and belief that:

(a)	it is, and up to the time of transfer of its interest in the Property to Maverick it will be, the sole recorded and beneficial owner of a 100% undivided interest in and to the Property;

(b)	the Property is accurately described at Schedule “A”;

(c)

Energold has held the Property in compliance with all applicable laws, rules, statutes, ordinances, orders and regulations and Energold has not received any notice of any violation thereof, nor is Energold aware of any valid basis therefore;

(d)	Energold has paid all fees, taxes, assessments, rentals, levies or other payments required to be made relating to the Property;

(e)	Energold holds all permits, licenses, consents and authorities issued by governmental authorities which are necessary in connection with the ownership and mineral exploration of the Property;

(f)	the Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(g)

Energold has the right to dispose of its interest in and to the Property, and, upon exercise of the Options, to convey or cause the conveyance to Maverick of the Property, in each case free and clear of all liens, charges, encumbrances, obligations and any other royalties or restrictions except as provided for herein;

(h)

there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof not is there any basis therefore and there are no outstanding agreements or options to acquire or purchase all or any of he Property or any portion thereof or any interest therein and no person has any royalty or interest whatsoever in production or profits from all of any of the Property or any portion thereof;

(i)

the Property does not contain any hazardous or toxic material, pollution or other adverse environmental conditions that may give rise to any environmental liability under any applicable environmental laws, and Energold has not received, nor is it aware of any pending or threatened, notice of non-compliance with any environmental law;

(j)

during the period that Energold has been the recorded and beneficial owner of the Property, all activities on, in or under the Property have been carried out in accordance with all applicable environmental laws and there are no environmental conditions existing on, in or under the Property to which any remediate action is required or any liability has or may be imposed under applicable environmental laws;

(k)

it has not received from any government agency or authority any notice of, or communication relating to, any actual or alleged environmental claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property;

(l)

until the earlier of the exercise of the Second Option or the termination of this Agreement, Energold will not, without the prior written consent of Maverick, allow the Property to become subject to any claims, liens, security interests, charges and encumbrances of any nature or kind whatsoever or enter into any agreement (whether written or verbal) that may result in the creation of any such claims, liens, security interests, charges and encumbrances or otherwise restrict in any manner whatsoever the exercise of the Options by Maverick as contemplated by this Agreement;

(m)

it is not aware of any facts in relation to the Property that, if known to Maverick, could reasonably be expected to cause Maverick to decide not to enter into this Agreement or not proceed to exercise the Options and Energold has advised Maverick of all of the material information relating to the mineral potential of the Property of which is has knowledge;

(n)

no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental authorities or other person or entity is necessary for the grant or exercise of the Options contemplated by this Agreement or to enable Maverick to acquire up to an aggregate 51% undivided legal and beneficial interest in the Property on the exercise of the Options;

(o)	there are no mine workings or waste dumps or mine tailings with respect to the Property;

(p)	it is not a U.S. Person and is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(q)	it is outside the United States when receiving and executing this Agreement;

(r)

it understands that the Shares have not been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable securities laws;

(s)

it understands and agrees that offers and sales of any of the Shares, prior to the expiration of a period (as specified in Regulation S) after the date of transfer of the Shares (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbour provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(t)

it understands and agrees not to engage in any hedging transactions involving the Shares, prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the 1933 Act;

(u)

it acknowledges that the it has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares provided, however, that Energold may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(v)

it understands and agrees that Maverick will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act;

(w)

it is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which Energold is resident (the “International Jurisdiction”) which would apply to the acquisition of the Shares;

(x)

it is receiving the Shares pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such is not applicable, Energold is permitted to receive the Shares under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(y)

it has had access to all of the books and records of Maverick and accordingly agrees that it is familiar with and has access to information regarding Maverick similar to information that would be available in a registration statement filed by Maverick under the 1933 Act;

(z)	it has adequate net worth and means of providing for its current financial needs and possible personal contingencies; and

(aa)	Energold is an “accredited investor” in Canada, as that term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions.

5.3	Reliance on Representations and Warranties

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled , in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

ARTICLE 6 – ACKNOWLEDGEMENTS AND AGREEMENTS

6.1	Acknowledgements and Agreements of Energold

Energold acknowledges and agrees that:

(a)

none of the Shares have been or will be registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable securities laws;

(b)	Maverick has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act or any other applicable securities legislation;

(c)

the decision to execute this Agreement and receive the Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company and such decision is based entirely upon a review of any public information which has been filed by the Company with the SEC in compliance, or intended compliance, with applicable securities legislation;

(d)

Energold and Energold’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from Maverick in connection with the issuance of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable by Maverick without unreasonable effort or expense;

(e)

upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Shares will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

(f)

Energold has been advised to consult the Energold’s own legal, tax and other advisors with respect to the merits and risks of ownership of the Shares and with respect to applicable resale restrictions, and it is solely responsible (and Maverick is not in any way responsible) for compliance with applicable resale restrictions;

(g)

none of the Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to Energold that any of the Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the shares of common stock of Maverick on the OTC Markets Group Inc.’s Over-the-Counter Bulletin Board;

(h)	neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(i)	no documents in connection with the sale of the Shares hereunder have been reviewed by the SEC or any state securities administrators;

(j)	there is no government or other insurance covering any of the Shares;

(k)	the issuance and sale of the Shares to Energold will not be completed if it would be unlawful or if, in the discretion of Maverick acting reasonably, it is not in the best interests of Maverick;

(l)

Maverick may make a notation on its records or give instructions to the registrar and transfer agent of Maverick in order to implement the restrictions on transfer set forth and described in this Agreement;

(m)	the Shares are subject to resale restrictions in Canada and may not be traded in Canada except as permitted by the Act and the rules made thereunder;

(n)

pursuant to National Instrument 45-102 – Resale of Securities, as adopted by the Ontario Securities Commission, a subsequent trade in the Shares will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation (including the Act) unless certain conditions are met, which conditions include a hold period (the “Canadian Hold Period”) that shall have elapsed from the date on which the Shares were issued to Energold and, during the currency of the Canadian Hold Period, any certificate representing the Shares is to be imprinted with a restrictive legend (the “Canadian Legend”); and

(o)

by executing and delivering this Agreement, Energold will have directed Maverick not to include the Canadian Legend on any certificates representing the Shares to be issued to Energold, and that as a consequence, Energold will not be able to rely on the resale provisions of National Instrument 45-102, and any subsequent trade in any of the Shares during or after the Canadian Hold Period will be a distribution subject to the prospectus and registration requirements of Canadian securities legislation, to the extent that the trade is at that time subject to any such Canadian securities legislation.

ARTICLE 7 – COVENANTS

7.1	Covenants of Maverick

Maverick hereby covenants and agrees with Energold that during the Option Period Maverick shall:

(a)

maintain the Property in good standing by the doing and the filing of assessment work or the making of payments in lieu thereof, by the payment of all rentals, taxes or other governmental charges which shall fall due during the Option Period, and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges arising from Maverick’s activities thereon except those at the time contested in good faith by Maverick;

(b)	record as assessment work against the Property all possible exploration work carried out on the Property by Maverick that qualifies for such recording;

(c)	carry out its operations on the Property in a careful and miner-like manner and in accordance with applicable laws and regulations of the Province of Ontario and Canada;

(d)

properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien arises thereon or upon the Property, the ores or minerals contained therein and it will indemnify Energold and save them harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Energold in respect of the operations on the Property, provided however, that Maverick shall have the right to contest the validity of any such lien or claim of lien;

(e)

maintain and keep true and correct records of all production from the Property and disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under this Agreement and such records shall be open at all reasonable times upon reasonable notice for inspection by Energold or a duly authorized representative of Energold;

(f)

allow Energold, or its agent or representative duly authorized in writing, at its own expense, to inspect the Property at all reasonable times and intervals, and data obtained by Maverick as a result of operations thereon, upon Energold giving Maverick 48 hours prior written notice, provided always that Energold or any such agent or representative shall not interfere with Maverick’s activities on the Property, Energold or any such agent or representative shall abide by the rules and regulations laid down by Maverick relating to matters of safety and efficiency in its operations and, notwithstanding, Maverick shall be under no liability to Energold or their agent or representative, and Energold shall indemnify Maverick, for any personal injury, including death, or any loss or damage to property arising from their inspection of the Property, however caused;

(g)

obtain all necessary environmental permits prior to commencing operations on the Property and be responsible for any environmental assessments made by any governmental authorities as a result of operations on the Property;

(h)

deliver to Energold, within a reasonable period of time from receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of Maverick with respect to the Property; and

(i)

upon the termination of this Agreement, Maverick will leave the Property in a safe condition in accordance with applicable statutes and regulations and will deliver to Energold, forthwith, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of Maverick with respect to the Property that have not previously been delivered to Energold.

7.2	Covenants of Energold

Energold hereby covenants and agrees with Maverick that during the Option Period Energold shall:

(a)

without the prior written consent of Maverick, not allow the Property to become subject to any encumbrance of any nature or kind whatsoever or enter into any agreement (whether written or verbal) that may result in the creation of any such encumbrance or otherwise restrict in any manner whatsoever the exercise of the Options by Maverick or the rights of Maverick to the Property as contemplated by this Agreement; and

(b)

use its best efforts to obtain from its directors and shareholders, as applicable, and all appropriate federal, state, municipal or other governmental or administrative bodies, such approvals or consents as are required (if any) to complete the transactions contemplated herein.

ARTICLE 8 – JOINT VENTURE

8.1	Formation of Joint Venture

Upon exercise of the First Option and Maverick earning a 30% interest in and to the Property, the parties will participate in a joint venture (the “Joint Venture”) by entering into a formal joint venture agreement (the “Joint Venture Agreement”) for the purpose of further exploration and development of the Property and, if warranted, the operation of one or more mines on the Property.

8.2	Participating Interests

Each party will be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefore. Each party’s participating interest shall be as follows:

(a)	if Maverick exercised the First Option in accordance with section 2.1, the participating interests and deemed expenditures of the parties at the time the Joint Venture is formed will be:

Energold:	70%	$630,000
Maverick:	30%	$270,000

(b)	if Maverick exercised the Second Option in accordance with section 2.3, the participating interests and deemed expenditures of the parties at the time of exercise of the Second Option will be:

Energold:	49%	$588,000
Maverick:	51%	$612,000

8.3	Joint Venture Agreement

Upon the formation of a Joint Venture the parties will enter into a formal Joint Venture Agreement which, in addition to standard Joint Venture terms, shall include the following terms:

(a)	decisions regarding further exploration and development of the Property will be determined by the Management Committee;

(b)

exploration and development budgets will be determined and approved by the Management Committee and the parties will have ninety (90) days after approval of the Management Committee of any such budget, to provide their respective share of the funds required by the budget;

(c)

any failure by a party to contribute the funds required by any budget approved by the Management Committee to further explore or develop the Property within a timely manner will result in such party’s participating interest in the Joint Venture being diluted proportionate to their contributions in accordance with section 8.4; and

(d)

if one party declines or fails to provide all or part of its required funding (based upon its then proportionate legal and beneficial interest), the other party can increase its funding to the amount budgeted thereby increasing their participating interest in the Joint Venture in accordance with section 8.4;

(e)

after formation of the Joint Venture, unless otherwise agreed to by the parties in writing, Maverick will continue to be the Operator and will continue to fulfill the obligations set out at section 3.4 and such other obligations as may be agreed upon by the parties from time to time for the duration of the Joint Venture;

(f)

in the event that the Operator determines not to propose a project program or fails to do so within six (6) months of completion of the previous project program, the non-operator can propose and operate a project program; and

(g)

after formation of the Joint Venture, the membership of the Management Committee will be as set out at section 3.3, except that if at any time following exercise of the Second Option the participating interests of the parties are varied pursuant to the terms of the Joint Venture Agreement, the Management Committee will be comprised of two (2) members who are representatives of the party with the majority participating interest and one (1) member who is a representative of the party with the minority participating interest.

8.4	Dilutions

The dilution formula will be as follows:

		Contribution to Total Costs by a Party
Percentage	=	(including deemed expenditures)	x	100
Participating Interest		Contribution to Total Costs by all Parties
of a Party		(including deemed expenditures)

8.5	Failure to Enter into Joint Venture Agreement

If for any reason the Joint Venture Agreement is not settled, executed and delivered, this Agreement, containing the principal Joint Venture terms, will remain binding on the parties and will continue to govern their relationship and operations on the Property.

ARTICLE 9 – FEASIBILITY STUDY AND PRODUCTION

9.1	Feasibility Study

If at any time during the Option Period, or at any time during the period of the Joint Venture, a Feasibility Study is completed which demonstrates that the Property, or any part thereof, may be profitably brought into production (the “Mining Project”), Maverick shall have the option and the right, subject to making any expenditures required hereunder to exercise the Second Option and earn a 51% participating interest in the Property and Joint Venture, to commit the financing necessary as determined by the Management Committee to place the Mining Project into production and thereby earn a 70% interest in the Mining Project and Joint Venture.

9.2	Production

If Maverick commits the necessary financing pursuant to section 9.1, such financing shall be provided to the Joint Venture by way of a loan or loans, the terms of which shall provide that Maverick shall be entitled to repayment of such loan or loans together with interest thereon out of 80% of the free cash flow of the Mining Project in priority to all other distributions. The balance of the 20% of the free cash flow shall be distributed to the parties proportionately to their respective joint venture interests in the Mining Project which at the outset, assuming Maverick making the necessary financing available pursuant to section 9.1, will be 70% Maverick and 30% Energold.

ARTICLE 10 – ACCESS TO INFORMATION

10.1	Access to Information

Upon the execution of this Agreement, Energold shall provide to Maverick reasonable access to all information, documents, data, drill logs, drill core and such other information and data as may be reasonably requested by Maverick in Energold’s possession and control with respect to the Property. If the Options terminate, Maverick shall return all such material to Energold.

10.2	Investigations and Availability of Records

Maverick and/or its directors, officers, auditors, counsel and other authorized representatives shall be permitted to make such commercially reasonable investigations of the Property as Maverick reasonably deems necessary or desirable, provided always that such investigations shall not unduly interfere with the operations of Energold. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of Maverick.

ARTICLE 11 – ENVIRONMENTAL INDEMNIFICATION

11.1	Environmental Indemnification by Energold

Energold agrees to indemnify and save Maverick harmless from and against any environment claim suffered or incurred by Maverick arising directly or indirectly from any operations or activities conducted in or on the Property whether by Energold, its employees or agents, prior to the date of execution of this Agreement.

11.2	Environmental Indemnification by Maverick

Maverick agrees to indemnify and save Energold harmless from and against any environmental claim suffered or incurred by Energold arising directly or indirectly from any operations or activities conducted in or on the Property, whether by Maverick, its employees or agents, after the date of execution of this Agreement.

11.3	Survival of Environmental Indemnities

The provisions of this Article 11 shall survive any termination of this Agreement.

ARTICLE 12 – FORCE MAJEURE

12.1	Force Majeure

If any party to this Agreement is at any time prevented or delayed in complying with any provisions hereof by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, insurrection, terrorist activities, inability to gain or maintain surface access not related to the misconduct of such party, acts of God, governmental regulations restricting normal operations, shipping delays or any other extraordinary reason or reasons beyond the control of such party, other than lack of funds, the effect of which would be to halt work on the Property, the time limited for the performance by such party its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge such party from its obligations hereunder to maintain the Property in respect of which it is the Operator in good standing.

12.2	Notice of Force Majeure

Each party shall give prompt notice to the others of each event of force majeure under Section 12.1 hereof and upon cessation of such event shall furnish to the other party notice to that effect together with particulars of the number of days by which the obligations of the notifying party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 13 – CONFIDENTIALITY

13.1	Confidentiality

The parties to this Agreement shall keep confidential all books, records, files and other information supplied by any party to the other party or its employees, agents or representatives in connection with this Agreement or in respect of the activities carried out on the Property by any party, or related to the sale of minerals, or other products derived from the Property, including all analyses, reports, studies or other documents prepared by any party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information, The parties shall use their reasonable commercial efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, in whole or in part, other than an Affiliate where such disclosure is for routine corporate purposes, without the prior written consent of the other parties, which consent may not be arbitrarily or unreasonably withheld and which shall not apply to such information or any part thereof to the extent that:

(a)

it is required to be publicly disclosed pursuant to applicable securities or corporate laws or rules or requirements of any stock exchange, in which event the party seeking to make such disclosure shall provide to the n on-disclosing party at least two (2) Business Days prior to making such disclosure, a written copy of such proposed disclosure, unless mutually agreed otherwise, and shall in good faith consider any comments the non- disclosing party may have on such proposed disclosure;

(b)	the disclosure id reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party; or

(c)	such information becomes generally disclosed to the public, other than as a consequence of a breach hereof by one of the parties to this Agreement.

13.2	News Release

Notwithstanding any other provision hereof each Maverick and Energold agree to provide to the other party the text of any proposed news release or information update with respect to this Agreement or the Property at least two (2) Business Days prior to release of such information to third parties. The party receiving such proposed news release or information update shall review and comment on the text thereof within one (1) Business Day of receipt. The party proposing the news release or information update shall in good faith review the comments provided and shall take reasonable steps to modify the news release or information update according to the concerns raised.

ARTICLE 14 – PERSONAL INFORMATION

14.1	Collection and Use of Personal Information

Energold acknowledges and consents to the fact that Maverick is collecting Energold’s personal information which may be disclosed by Maverick to:

(a)	securities regulatory authorities or any stock exchange on which Maverick’s securities may become listed;

(b)	Maverick’s registrar and transfer agent;

(c)	U.S. and Canadian tax authorities;

(d)	authorise pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

By executing this Agreement, Energold consents to the foregoing collection, use and disclosure of Energold’s personal information and to the retention of such personal information for as long as permitted or required by law or business practice. Energold also consents to the filing of copies or originals of any of Energold’s documents described herein as may be required to be filed with any securities regulatory authorities or stock exchanges in connection with the transactions contemplated hereby.

ARTICLE 15 – NOTICES

15.1	Notices

Any notice or other writing required or permitted to be given hereunder shall be sufficiently given a party or parties if delivered personally, if sent by prepaid registered mal or if transmitted by facsimile or other form of recorded communication tested prior to transmission:

(a)	In case of a notice to Maverick, at:

Maverick Minerals Corporation Suite 700 – 220 Bay Street, Toronto, Ontario M5J 2W4

Attention: Robert Kinloch, President and CEO

Facsimile No. (306) 343-0888

(b)	In case of a notice to Energold at:

Energold Minerals Inc. Suite 700 – 220 Bay Street, Toronto, Ontario M5J 2W4

Attention: President

Facsimile No. 416-368-5344

or at such other address or addresses as the parties to whom such written is to be given shall have last notified the party giving the same in the manner provided in this Section 15.1, Any notice delivered to the party to whom it is addressed as heretofore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed to be given and received on the first Business Day after its transmission.

ARTICLE 16 – GENERAL

16.1	Binding

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

16.2	Further Assurances

The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

16.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereby irrevocable attorn to the proper jurisdiction of the Courts of the Province of Ontario.

16.4	Time is of the Essence

Time shall be of the essence in this Agreement.

16.5	Counterparts and Electronic Means

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the Effective Date.

MAVERICK MINERALS CORPORATION

Per:	/s/Robert Kinloch
Authorized Signatory

ENERGOLD MINERALS INC.

Per:	/s/John Kearney
Authorized Signatory

SCHEDULE A

PROPERTY DESCRIPTION

The Property is described as Jarvis Island, Municipality of Neebing, (Property Identifier 58-01-040-007-31100-0000) in the District of Thunder Bay, in the Province of Ontario, Canada, Land Titles Division, Thunder Bay.

The Property is described as being in the District of Thunder Bay, in the Province of Ontario and being more particularly described as Jarvis Island, lying in front of, and being part of, the location known as Jarvis Location, patented on September 9, 1856. Therefore Jarvis Island is part of Jarvis Location.

Jarvis Location was patented on September 9, 1856 to Montreal Mining Company and in the Crown Grant is therein described as:

"All that parcel or tract of land, situate, lying or being on the northern shore of Lake Superior in our said province, containing by add measurement 6,400 square acres more or less...etc. etc. with the islands and parts of islands in front of the lands herein described..."

The Island is situated about 35 miles south of Thunder Bay about 5 km from the shore of Lake Superior near to the U.S. border (Minnesota).

The property is described as having 13.355 hectares or 33 acres and is described as being of rocky terrain.